Exhibit 10.28

EMPLOYMENT AGREEMENT

This Agreement is made as of November 7, 2013, by and between Fiserv, Inc., on behalf of itself and its subsidiaries and affiliates (the “Company”), and Byron C. Vielehr, an individual (“Employee”).

WHEREAS, the Company wishes to assure itself of the services of Employee for the period set forth in this Agreement;

WHEREAS, Employee desires to enter into an agreement to provide for his employment with the Company upon the terms set forth in this Agreement;

WHEREAS, the Company’s information, including but not limited to its technology, products, intellectual property, customer lists, customer information, and its methods of doing business have been developed by the Company at considerable expense over a number of years, and are of considerable economic value to the Company;

WHEREAS, the Company wishes to assure itself that Employee will keep in confidence and not disclose any information disclosed to him by the Company during the term that he is employed by the Company;

WHEREAS, the Company further wishes to assure itself that Employee will not compete with the Company during or for a reasonable period of time after the termination of his employment; and

WHEREAS, Employee is willing to agree not to so compete with the Company;

NOW, THEREFORE, in consideration of the premises set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. The Company agrees to employ Employee, and Employee agrees to be employed by the Company. During his employment, Employee agrees to serve as Group President, Depository Institutions Group, with such further responsibilities and duties commensurate with such position as contemplated by the Company’s by-laws and reasonably implemented by the Board of Directors and Employee’s Direct Supervisor (defined below) subject to the further terms and conditions of this Agreement.

2. Within 12 months of the commencement of the Employment Term, as defined below (the “Relocation Date”), Employee agrees to relocate to the Milwaukee, Wisconsin area and to work at the Company’s offices in Brookfield, Wisconsin. Prior to the Relocation Date, Employee will conduct his duties at the Company’s offices at Brookfield, Wisconsin, or any of its other locations, from time to time as needed at the Company’s expense. The Company will pay reasonable and customary relocation expenses in accordance with its executive relocation reimbursement program.

3. Employee agrees to accumulate and maintain stock ownership in the Company at the level required by the Company’s executive stock ownership policy, currently four times the value of Employee’s annual base salary. Such ownership will be attained no later than the fifth anniversary of the date hereof, with certain milestone minimums, all in accordance with the terms of the attached Company’s executive stock ownership policy.

4. Employee’s employment shall begin on December 1, 2013 and shall continue until terminated by either party upon written notice to the other party (the “Employment Term”).

5. Employee hereby represents that he is free and able to enter into this Agreement with the Company and that there is no reason, known or unknown, which will prevent his performance of the terms and conditions contained in this Agreement.

6. During the Employment Term, Employee shall devote his full business time, best efforts and business judgment, faithfully, conscientiously and to the best of his ability to the advancement of the interests of the Company and to the discharge of the responsibilities and offices held by him. Other than boards of directors on which Employee serves as of the date hereof, Employee shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved in advance by the Company; provided, however, that the foregoing shall not prohibit or limit Employee from participating in civic, charitable or other not-for-profit activities or to manage personal investments, provided that such activities do not materially interfere with Employee’s services required under this Agreement and do not violate the Code of Conduct or other policies of Fiserv. Employee hereby acknowledges that he has read Fiserv’s Code of Conduct in effect as of the date hereof, and agrees that he will comply with such Code of Conduct and other Fiserv policies regarding activities in the workplace, as they may be amended from time to time, in all material respects.

7. For all services to be rendered by Employee in any capacity during the Employment Term, the Company shall pay or cause to be paid, and shall provide or cause to be provided, the following:

(a) An annual base salary of $470,000 per year, commencing on the date on which Employee begins employment with the Company (the “Employment Date”), payable in accordance with the normal payroll practices and schedule of the Company. Employee’s direct supervisor (“Direct Supervisor”) will determine Employee’s annual base salary, it being understood by Employee that adjustments to annual base salary will be for unusual events and will not typically be made each year. The first review of Employee’s annual base salary after his Employment Date will occur on or about March 2015. The term “annual base salary” shall not include any payment or other benefit that is denominated as or is in the nature of a bonus, incentive payment, commission, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.

(b) Employee shall be entitled to participate in the Company’s Annual Cash Incentive Plan (ACIP), or other incentive compensation programs offered by the Company from time to time for senior executives of the Company. For calendar year 2014, Employee will have a target bonus of 110% of his annual base salary ($517,000) with an opportunity to achieve a maximum bonus of 220% of his annual base salary ($1,034,000), to be paid no later than March 15, 2015 in accordance with the Company’s usual practice.

(c) Employee will receive equity in the Company as follows:

(i) As of Employee’s first day of employment, Fiserv shall grant to Employee, pursuant to the terms of the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”):

(A) Stock options to purchase shares of common stock of the Company (“Options”) having a grant date fair value of $2,000,000. The exercise price of such Options shall be equal to the fair market value of the Company’s common stock as of the grant date in accordance with the terms of the Incentive Plan. One-third of such Options shall vest on each of the second, third and fourth anniversaries of the grant date; and

(B) Restricted Stock Units (“RSUs”) having a grant date fair value of $2,000,000. One-half of such RSUs shall vest on each of the third and fourth anniversaries of the grant date.

(ii) Beginning in 2014, Employee shall be eligible to participate in the Company’s Annual Equity Incentive Plan (AEIP), or other equity incentive compensation programs offered by the Company from time to time for senior executives of the company, with an annual target grant value equal to 200% of Employee’s annual base salary, which amount will vary from year to year. Any equity granted hereunder would be granted beginning on or about March 2015. If Employee is not employed by the Company on the date that it grants equity to employees, Employee will not be entitled to receive an equity award. All equity incentive awards are subject to the approval of the Company’s Board of Directors or its designated committee, and vesting of such equity awards will generally follow normal guidelines for similarly situated executives of the Company, although the exact amount of equity granted to Employee, and the vesting schedule thereof, may vary.

(iii) All equity granted or issued hereafter will be subject to the terms of the Incentive Plan, as it may be amended from time to time, and the specific agreement pursuant to which any such equity may be granted or issued from time to time. The terms of the specific equity agreement pursuant to which equity awards may be granted or issued hereunder shall govern treatment of such equity awards in the event of the death or disability (as defined in any such agreement) of Employee. Such equity will also have vesting and other terms as specified in the agreement, which may be different than other employees of the Company.

(iv) Compensation provided to Employee pursuant to Section 7(b) and (c) hereof is collectively referred to herein as “Incentive Compensation.”

(d) Employee will receive a one-time cash payment in the amount of $200,000, to be paid on or before March 15, 2014.

(e) In addition to the salary and incentive compensation provided above, Employee shall be entitled to participate in any employee benefit plans, welfare benefit plans, retirement plans and other fringe benefit plans from time to time in effect for senior executives of the Company generally; provided, however, that such right of participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Fiserv policies and to action by the Board of Directors of Fiserv or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plans to exercise in good faith the full discretion reposed in them by such plans.

(f) If the Company terminates Employee for cause, as defined in Section 8(c), or Employee voluntarily ceases his employment with the Company, in either case, on or before the first anniversary of his Employment Date, then Employee shall not be entitled to receive any further relocation assistance pursuant to Section 2 above, and shall repay the Company promptly an amount equal to all of the relocation expenses paid to him or on his behalf prior to the date of the termination of employment. If the Company terminates Employee for cause, as defined in Section 8(c), or Employee voluntarily ceases his employment with the Company, in either case, after the first anniversary of his Employment Date but on or before the second anniversary of his Employment Date, then Employee shall not be entitled to receive any further relocation assistance pursuant to Section 2 above, and shall repay the Company promptly an amount equal to one-half all of the relocation expenses paid to him or on his behalf prior to the date of the termination of employment. If Employee fails to repay the required amount to the Company by this last day of his employment, the Company shall have the right to offset the amount of such repayment from any other amounts the Company owes to the Executive.

(g) All compensation or other benefits payable or owing to Employee hereunder shall be subject to withholding taxes and other legally required deductions pursuant to federal, state or local law.

8. Employee’s employment hereunder shall terminate under the following circumstances:

(a) In the event Employee dies, this Agreement and the Company’s obligations under this Agreement shall terminate as of the end of the month during which his death occurs.

(b) If Employee, due to physical or mental illness, becomes unable to perform his duties and thus qualifies for disability benefits sponsored by the Company, according to the benefit plans and policies of the Company, and such qualification continues through the expiration of the “effect elimination period” then in effect for qualification for long term disability benefits, this Agreement and the Company’s obligations under this Agreement shall terminate on the date immediately after the expiration of such effect elimination period, whether or not Employee qualifies for or actually receives long term disability benefits.

(c) Employee’s employment may be terminated for cause, effective immediately upon written notice to Employee by the Company that shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Employee shall constitute “cause” for termination:

(i) dishonesty or similar serious misconduct, directly related to the performance of Employee’s duties and responsibilities hereunder, which results from a willful act or omission and which is injurious to the operations, financial condition or business reputation of the Company;

(ii) convicted of a felony or misdemeanor;

(iii) use of drugs in violation of any Company policy or of alcohol which materially impairs the performance of his duties and responsibilities as set forth herein;

(iv) in the sole discretion of the chief executive officer of the Company, failure by Employee to relocate his residence to Wisconsin by the Relocation Date;

(v) substantial, continuing willful and unreasonable inattention to, neglect of or refusal by Employee to perform Employee’s duties or responsibilities under this Agreement if not cured within 30 days of written notice from the Company of such failure to perform;

(vi) willful and intentional violation of a material provision of the Fiserv Code of Conduct, as it may be amended from time to time, or other Fiserv corporate policies regarding activities in the workplace in effect at the time; or

(vii) any other willful or intentional breach or breaches of this Agreement by Employee, which breaches are, singularly or in the aggregate, not cured within 30 days of written notice of such breach or breaches to Employee from the Company.

(d) Employee’s employment may be terminated at the election of the Company upon written notice to Employee by the Company at any time for the convenience of the Company.

(e) If Employee’s employment is terminated by the Company for any reason other than as specified in subsection (a), (b) or (c) above, subject to execution by Employee, within 45 days of termination of employment, of a general release in favor of the Company (and failure to revoke such release), Employee shall be entitled to receive:

(i) an amount in cash equal to one times his then current annual base salary. Any payment under this subsection (e) shall be paid in a cash equivalent lump sum on the first day of the seventh month following the month in which Employee’s Separation from Service occurs, without interest thereon; provided that, if on the date of Employee’s Separation from Service, neither the Company nor any other entity that is considered a “service recipient” with respect to Employee within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of the Treasury Regulation Section 1.897-1(m)) or otherwise, then such payment shall be paid to Employee in a cash equivalent lump sum within ten business days of the date on which Employee signs and does not revoke a general release in favor of the Company. For purposes hereof, the term “Separation from Service” shall have the same meaning as ascribed to such term in Employee’s Key Executive Employment and Severance Agreement with the Company. All other incentive compensation and benefits being received by Employee shall cease upon termination of employment, subject to applicable law.

(ii) In addition, as of the date of termination, the Company will, in accordance with and subject to the terms of the Incentive Plan, accelerate the vesting of the equity granted to Employee pursuant to Section 7(c)(i) hereof. The number of Options which will receive accelerated vesting shall be determined as follows: (Total number of Options granted pursuant to Section 7(c)(i) divided by 2) minus (The number of such Options that have vested prior to the date of termination). The number of RSUs which will receive accelerated vesting shall be determined as follows: (Total number of RSUs granted pursuant to Section 7(c)(i) divided by 2) minus (The number of such RSUs that have vested prior to the date of termination).

9. Suspension.

(a) The Company may immediately, upon written notice to Employee, suspend or restrict some or all of the duties of Employee for a necessary period of time (“Suspension”), in the sole discretion of the Company, for the following reasons:

(i) Employee is named as a defendant in any criminal proceeding, and as a result of being named as a defendant, the operations, financial condition or reputation of the Company is or may be injured;

(ii) Employee becomes the subject of an internal investigation for a suspected violation of the Code of Conduct, during which the performance some or all of the duties of Employee would reasonably likely disrupt the investigation or cause reputational harm to the Company;

(iii) Employee, or the Company as a result of the actions or inaction of Employee, becomes subject to an investigation by the Securities Exchange Commission, the Department of Justice, or any other agency of government or law enforcement; or

(iv) Because Employee’s personal conduct is harmful to the operations, financial condition or reputation of the Company.

(b) During the Suspension period, Employee shall remain an employee of the Company and be entitled to participate in the benefits of employment, provided, however, that the Company may elect to suspend or reduce its obligations to Employee pursuant to Sections 7 (a), (b) and (c) in proportion to the reduction or suspension of the duties performed. Upon conclusion of the Suspension, the Company may:

(i) Terminate Employee’s employment for cause according to Section 8(c);

(ii) Terminate Employee’s employment for the convenience of the Company according to Section 8(d); or

(iii) Reinstate Employee to his full duties and responsibilities under this Agreement. Upon reinstatement, the Company will compensate Employee for the difference between any reduced compensation earned during the Suspension according to Section 9(b), and the amounts that would have been earned pursuant to Sections 7(a), (b), and (c) had the Suspension not occurred.

10. The Employee Confidential Information and Development Agreement of the Company, attached hereto as Exhibit A, is hereby incorporated herein by reference. Employee hereby confirms that he is bound by its terms. Such confidential information is understood to include, without limitation, products, technology, intellectual property, customer lists, prospect lists and price lists, or any part of such items, and any information relating to the Company’s method and technique used in servicing its customers.

11. Employee acknowledges and agrees that the copyright and any other intellectual property right in designs, computer programs and related documentations, and works of authorship created within the scope of his employment belong to the Company by operation of law. Employee hereby assigns to the Company his entire right, title, and interest in any ideas, inventions, formulas, concepts, code, techniques, processes, systems, schematics, flow charts, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and training materials, whether or not patentable, and whether or not such items are subject to copyright or trade secret protection, which are conceived, developed or reduced to practice by Employee or by another associate working with Employee or under the direction of Employee, during the Employment Term (“Developments”). In connection with any of Developments so assigned, Employee will promptly: (a) disclose completely all facts regarding them to the Company; and (b) at the request of the Company, execute a specific assignment of title to the Company, and do anything else reasonably necessary to enable the Company to protect its interest in the Development.

12. Covenants.

(a) For purposes of this Section 12, the following definitions apply:

(i) “Customer” means any person, association or entity: (1) for which Employee has directly performed services, (2) for which Employee has supervised others in performing services, or (3) about which Employee has special knowledge as a result of his employment with the Company, during all or any part of the 24-month period ending on the date of the termination of his employment with the Company.

(ii) “Competing Product or Service” means any product or service which is sold in competition with, or is being developed and which will compete with, a product or service developed, manufactured, or sold by the Company. For purposes of this Agreement, “Competing Products or Services” are limited to products and/or services for which Employee participated in the development, planning, testing, sale, marketing or evaluation of on behalf of the Company in or during any part of the last 24 months of his employment with the Company, or for which Employee supervised one or more Company employees, units, divisions or departments in doing so.

(iii) “Special Knowledge” means material, non-public information about a person, association or entity that Employee learned as a result of his employment with the Company and/or the Company’s client development or marketing efforts during all or any part of the last 24 months of his employment with the Company.

(b) Employee agrees that the Company’s customer contacts and relations are established and maintained at great expense. Employee further agrees that, as an employee of the Company, he will have unique and extensive exposure to and contact with the Company’s customers and employees, and that he will have had the opportunity to establish unique relationships that would enable him to compete unfairly against the Company. Moreover, Employee acknowledges that he will have had unique and extensive knowledge of the Company’s trade secret and confidential information, and that such information, if used by him or others, would allow him or others to compete unfairly against the Company. Therefore, in consideration of the compensation and benefits provided to him pursuant to this Agreement, Employee agrees that, for a period of 12 months after the date of the termination of his employment, Employee will not, either on his own behalf or on behalf of any other person, association or entity:

(i) Contact any Customer for the purpose of soliciting or inducing such client to purchase a Competing Product or Service;

(ii) Solicit an employee of the Company to terminate his employment with the Company;

(iii) Become financially interested in, be employed by or have any connection with, directly or indirectly, either individually or as owner, partner, agent, employee, consultant, creditor or otherwise, except for the account of or on behalf of the Company, or its affiliates, in any business listed on Exhibit B, or any affiliate (i.e., an entity that controls, is controlled by, or is under common control with the named entity), successor or assign of such business or any other business enterprise that engages in substantial competition with the Company or any of its subsidiaries in the business of providing technology products or services to the financial industry; provided, however, that nothing in this Agreement shall prohibit Employee from owning publicly traded stock or other securities of a competitor amounting to less than one percent of such outstanding class of securities of such competitor; or

(iv) Become an owner, partner, director or officer of a company that develops, sells or markets a Competing Product or Service.

(c) Notwithstanding any other provision of this Agreement, this Section 12:

(i) Shall not bar Employee from all employment. Employee warrants and agrees that there are ample employment opportunities that he could fill following his employment with the Company, in his field of experience, without violating this Agreement;

(ii) Shall not bar Employee from performing clerical, menial or manual labor;

(iii) Subject to Section 12(b)(iii), including the proviso thereof, shall not prohibit Employee from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national security exchange.

13. Violation of Covenants.

(a) Employee acknowledges and agrees that compliance with Section 12 hereof is necessary to protect the Company, and that a breach of Section 12 hereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Employee hereby agrees that in the event of any such breach of Section 12 hereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances.

(b) Without limiting Section 13(a), Employee further agrees that:

(i) In the event of his breach of Section 12(b)(iii) hereof by engaging in a prohibited activity with a company listed on Exhibit B hereof, or a breach of Section 12(b)(i) or (ii) by engaging in a prohibited activity for or on behalf of a company listed on Exhibit B hereof, the Company shall be entitled to recover Incentive Compensation previously paid or payable to Employee. Employee understands and agrees that the losses incurred by the Company as a result of such breach of this Agreement would be difficult or impossible to calculate, as they are based on, among other things, the value of the knowledge and information gained by Employee at the expense of the Company, but that the actual value exceeds the Incentive Compensation paid or payable to Employee. Accordingly, the Incentive Compensation paid or payable to Employee represents Employee’s agreement to pay, and the Company’s agreement to accept as liquidated damages, and not as a penalty, such amount for any such Employee breach.

(ii) Other than as specified in subparagraph (i) above, and without limiting the Company’s rights in Section 13(a), in the event of his breach of Section 12, the parties agree that the matter will be resolved through arbitration. The arbitration shall be conducted by a panel of three arbitrators. Each party shall select an arbitrator within 10 days of commencement of the arbitration and the two designated arbitrators shall select a third arbitrator within 20 days of their selection. The arbitration shall be conducted in Milwaukee, WI under the commercial arbitration rules of the American Arbitration Association then existing. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

14. Employee agrees that the terms of this Agreement shall survive the termination of his employment with the Company.

15. This Agreement shall be governed by and construed in accordance with the laws in the State of Wisconsin, without reference to conflict of law principles thereof. Subject to Section 13(b)(ii), Employee and the Company hereby agree to submit themselves to the jurisdiction of any court of competent jurisdiction in any disputes that arise under this Agreement.

16. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

17. EMPLOYEE HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

18. If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

19. No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

20. No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of the Company and the Company and by Employee, and in compliance with Internal Revenue Code Section 409A.

21. The term of this Agreement shall begin on the date first written above and shall continue until 12 months after termination of Employee’s employment.

22. All notices to be sent under this Agreement shall be sufficient when delivered in hand or mailed by registered or certified mail to the Company at 255 Fiserv Drive, Brookfield, Wisconsin, Attention: Secretary or such other address as it shall designate in writing to Employee; or to Employee at the home address, as reflected in the records of the Company as provided by Employee, or such other address as Employee shall designate in writing to Fiserv.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first written above.

EMPLOYEE:	FISERV, INC.

/s/ Byron C. Vielehr	By:	/s/ Jeffery W. Yabuki
Byron C. Vielehr		Jeffery W. Yabuki President and Chief Executive Officer